Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form S-3

(Form Type)

CBL & Associates Properties, Inc.

(Exact Name of Registrant as Specified in its Governing Instruments)

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Proposed Maximum Offering Price(3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	—	—	—	—	—	—	—	—	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	Equity	Common Stock, par value $0.001 per share	457(c) and 415(a)(6)	12,380,260	$23.86	$295,393,003.60	0.00011020		S-11	333-264769	05-06-2022	$32,570.31
	Total Offering Amounts					$295,393,003.60		$32,552.31

Total Fees Previously Paid	$32,570.31
Total Fees Offsets	—
Net Fee Due	$0.00

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of common stock, $0.001 par value per share, that may become issuable to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)

In accordance with Rule 415(a)(6) under the Securities Act, all 12,380,260 of the shares registered pursuant to this Registration Statement were previously registered pursuant to the initial registration on Form S-11 (File No. 333-264769), filed on May 6, 2022, initially effective on May 13, 2022. Pursuant to Rule 415(a)(6), the registration fees in the amount of $32,570.31 previously paid at the time of the initial filing on Form S-11 will continue to be applied to the unsold securities.

(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based on the $23.86 average of the high and low sales prices of the registrant's Common Stock on the New York Stock Exchange on June 8, 2023 (such date being within five business days of the date that this Registration Statement was first filed with the SEC).